Exhibit 2.1

Share Purchase Agreement

Dated April 9, 2012

Between

REGIS MERGER S.À. R.L.

(as Seller)

and

MR. YVON PROVOST

MRS. OLIVIA PROVOST

MR. FABIEN PROVOST

(as Purchasers)

Baker & McKenzie SCP
Paris
1 rue Paul Baudry
75008 Paris
France

Tel: +33 (0)1	44 17 53 00
Fax: +33 (0)1	44 17 59 70

BETWEEN THE UNDERSIGNED:

1.     Regis Merger S.à r.l., a company incorporated and organized under the laws of Luxembourg, with a share capital of Euros 63,052,790, having its registered office at 560A, rue de Neudorf, L-2220 Luxembourg, Luxembourg, registered with the Trade and Companies Registry of Luxembourg under number B 157100, duly represented for the purposes hereof.

Hereinafter “Regis Merger” or the “Seller”

AND

2.          Mr. Yvon Provost, born on December 12, 1946 in Le Lude (72800), a French citizen, residing at 14 rue Ancelle, 92200 Neuilly-sur-Seine, France, married under the sèparation de biens regime.

3.          Mr. Fabien Provost, born on August 16, 1975 in Suresnes (92150), a French citizen, residing at 7 rue Berlioz, 75016 Paris, France, married under the sèparation de biens regime.

4.          Mrs. Olivia Provost, born on June 3, 1973 in Suresnes (92150), a French citizen, residing at 20 rue Roger Bacon, 75017 Paris, France.

Yvon Provost, Fabien Provost and Olivia Provost hereinafter together referred to as the “FP Group” or the “Purchasers” and acting jointly, and severally (“solidairement”)

Regis Merger and the FP Group hereinafter individually referred to as a “Party” and collectively as the “Parties”.

IN THE PRESENCE OF:

5.          Regis Corporation, a company incorporated and organized under the laws or the State of Minnesota, USA, having its registered office at 7201 Metro Boulevard, Edina, Minnesota, United States of America, registered under number 41-0749934, duly represented for the purposes hereof, hereinafter “Regis Corp.”

6.          Provost Participations, a simplified joint-stock company incorporated and organized under the laws of France, with a share capital of 133,192,044 Euros, having its registered office at 133 rue du Faubourg Saint-Honoré, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 501 636 898, duly represented for the purposes hereof, hereinafter “Provost Participations”

7.          Provalliance, a simplified joint-stock company incorporated and organized under the laws of France, with a share capital of 207,368,900.20 Euros, having its registered office at 133 rue du Faubourg Saint Honoré, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 439 966 185, duly represented for the purposes hereof, hereinafter “Provalliance”

RECITALS:

A.       The Seller holds 85,714,286 outstanding shares of Provalliance (the “Provalliance Shares”) and 33,937,571 outstanding shares of Provost Participations (the “Provost Participations Shares”).

B.       By virtue of a put option agreement (“Promesse unilatérale d’Achat”) dated April 19, 2010 (the “2010 Put Option”), Regis Netherlands Merger B.V. (“Regis Netherlands”), which has been liquidated and whose rights and obligations thereunder have been transferred to Regis Merger, granted a put option to the FP Group over its Provost Participations Shares.

C.       Regis Merger has expressed its interest in selling to the FP Group, and the FP Group has expressed its interest in purchasing, all of the Provalliance Shares and Provost Participations Shares held by Regis Merger.

D.       Therefore, the Seller has agreed to sell the Provalliance Shares and Provost Participations Shares to the Purchasers and the Purchasers have agreed to purchase the Provalliance Shares and Provost Participations Shares from the Seller at a price and under the terms and conditions set forth in this share purchase agreement (the “Agreement”).

IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS

1.1                   A list of definitions applicable to this Agreement is set forth in Schedule 1 hereto.

1.2                   In this Agreement, unless otherwise specified, reference to:

(a)                    “includes” and “including” shall mean including without limitation;

(b)                   “clause”, “paragraph” or “schedule” is a reference to a clause or a paragraph of or a Schedule to this Agreement;

(c)                    headings to clauses or paragraphs in this Agreement are for information only and are to be ignored in construing the same;

(d)                   definitions given for a noun also apply mutatis mutandis to verbs, adjectives and adverbs that have the same root and vice versa;

(e)                    unless the context requires otherwise, any reference to a statutory provision shall include such provision as it exists and is construed as of the date of this Agreement;

(f)                      “writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen), or other writing in non-transitory form;

(g)                   words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(h)                   French words, terms or expressions translating preceding English words, shall supersede the English words

2.         SALE AND PURCHASE

2.1         Subject to the terms and conditions contained in this Agreement, the Seller hereby agrees to sell to the Purchasers (or to any other persons they may substitute for themselves in accordance with Clause 12.1), who agree to purchase the Shares from the Seller, in exchange for the payment to the Seller of the Purchase Price (the “Sale”).

2.2         On the Closing Date, the Purchasers (or any other person they may substitute for themselves in accordance with Clause 12.1) shall acquire full and proper title to the Shares, free from any Encumbrances or other restriction on the ability of the Seller to sell the Shares to the Purchasers, in consideration for the payment of the Purchase Price.

2.3         The Shares shall be transferred together with all rights and obligations attaching thereto, but excluding the right to any dividends for the current and any previous financial years of Provalliance and Provost Participations which will have been decided by the shareholders’ general meetings until and including the Closing Date (to which the Seller shall be entitled).

In this respect, the Parties shall procure that, before the Closing Date, (i) the shareholders of Provalliance decide to distribute a global and final amount of dividends of four million and fifty thousand Euros (EUR 4,050,000) in relation to the financial year closed as at December 31, 2011 (the “2011 Dividends”) and (ii) the shareholders of Provost Participations decide to distribute as dividend all of Provost Participations’ share of the 2011 Dividends.

3.         PURCHASE PRICE

3.1         Purchase Price

The aggregate consideration for the sale and purchase of the Shares to be paid by the Purchasers on a joint and several basis (“solidairement”) to the Seller shall be eighty million Euros (EUR 80,000,000) (the “Purchase Price”).

3.2         Allocation of the Purchase Price

The allocation of the Purchase Price to be paid by each of the Purchasers shall be made by the FP Group Representative. The Purchasers shall be fully responsible for the allocation of the Purchase Price among them and shall hold the Seller harmless against any consequences in relation to such allocation.

3.3         Payment of the Purchase Price

On the Closing Date, an amount equal to (i) the Purchase Price minus (ii) the Indemnity shall be paid by wire transfer of immediately available funds in favour of the Seller into the Seller bank account, which details will be provided to the FP Group Representative no later than five (5) Business Days prior to the Closing Date.

4.         CONDITION PRECEDENT

4.1         The Closing is subject to the Purchasers agreeing with any financing parties on final and binding terms and conditions for the financing of the Purchase Price (the “Condition Precedent”).

4.2         The Condition Precedent is solely for the benefit of the Purchasers who may, at their own discretion, waive such Condition Precent in whole or in part.

4.3         If the Condition Precedent is not fulfilled or waived by the Purchasers at the latest by August 31, 2012, or at such later date as the Seller and the Purchasers may agree in writing as the case may be, then this Agreement shall automatically terminate (i.e. sera caduc) without any liability attaching to either Party, it being understood that Clauses 6.3, 10 and 12 shall survive.

5.         CLOSING

5.1         Closing Date

The Closing shall take place at the offices of Baker & McKenzie-1, rue Paul Baudry — 75008 Paris, within twenty two (22) Business Days following the satisfaction of the Condition Precedent, and at the latest on September 30, 2012, or at such other location or date as the Purchasers and the Seller may agree in writing. The date on which the Closing shall take place is referred to herein as the “Closing Date”.

5.2   On the Closing Date, the Seller shall deliver to the Purchasers:

(i)             duly completed, signed and dated share transfer forms (ordres de mouvements) for the transfer of the Provalliance Shares and the Provost Participations Shares to the Purchasers (or to any other persons they may substitute for themselves in accordance with Clause 12.1) in accordance with the instructions given by the Purchasers no later than two (2) Business Days before the Closing Date as to the allocation of the Shares between each of the Purchasers and/or, as the case may be, any other persons they may substitute for themselves; it being understood that if the Seller fails to deliver such share transfer forms, this Agreement shall be deemed to constitute valid orders from the Seller to transfer the Shares to the Purchasers (or to any other persons they may substitute for themselves in accordance with Clause 12.1) on the Closing Date, subject only to the payment of the Purchase Price to the Seller;

(ii)          [Intentionally left blank]

(iii)       the letters of resignation of the members of the executive committee of Provalliance appointed by Regis Corp. in accordance with the Shareholders’ Agreement and the statuts of Provalliance;

(iv)      a duly executed original of the request to the Escrow Agent, in view of the updating of the share transfer registers (registres des  mouvements de titres) and shareholders’ individual accounts (comptes individuels d’associés) of each of Provalliance and Provost Participations, in the form of Schedule 5.2(iv); it being understood that if the Seller fails to deliver such request to the Escrow Agent, this Agreement shall be deemed to constitute a valid request from the Seller to the Escrow Agent to update the share transfer registers (registres des mouvements de titres) and shareholders’ individual accounts (comptes individuels d’associés) of each of Provalliance and Provost Participations (or to any other person they may substitute for themselves in accordance with Clause 12.1) following completion of the Sale on the Closing Date, subject only to the payment of the Purchase Price to the Seller;

(v)         a duly executed original of the Amendment to the Escrow Agreement;

5.3         On the Closing Date, the FP Group Representative shall deliver to the Seller:

(i)             the Purchase Price in accordance with Clause 3.3 above;

(ii)          a duly executed original of the request to the Escrow Agent in view of the updating of the share transfer registers (registres des mouvements de titres) and shareholders’ individual accounts (comptes individuels d’associés) of each of Provalliance and Provost Participations, in the form of Schedule 5.2(iv);

(iii)       a certified copy of the resolutions of Provalliance shareholders’ meeting, acknowledging the resignation of the members of the executive committee of Provalliance appointed by Regis Corp. as of the Closing Date and giving said resigning officers a waiver (“quitus”) for the exercise of their functions as members of the executive committee;

(iv)      a duly executed original of the Amendment to the Escrow Agreement; and

(v)         such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

5.4         All matters at Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement and payment of the Purchase Price are completed, and title to the Shares shall not be transferred and the Purchasers shall have no property rights or interest in the Shares unless and until the Closing actually takes place and the payment of the Purchase Price has effectively been made. Conversely, the Purchasers shall have no obligation to pay the Purchase Price unless and until the Closing, including the effective transfer of title to the Shares to the Purchasers (or to any persons they may substitute for themselves in accordance with Clause 12.1) under the terms hereof, actually takes place.

6.     INDEMNITY

6.1         As a consideration for the signing of the Agreement by the Seller and the subsequent commitment of the Seller to retain full title to the Shares free from any Encumbrance from the date hereof until the Closing Date, the Parties agree that the Purchasers shall pay to the Seller, whether or not they have substituded a third party in accordance with Clause 12.1 below, a lump sum indemnity (indemnité d’immobilisation forfaitaire) equal to five hundred thousand Euros (EUR 500.000) (the “Indemnity”).

6.2         If the Closing takes place in the conditions set forth in Clause 5 above, the Indemnity shall be fully credited against the Purchase Price and the Purchasers shall thus pay on Closing an amount of seventy nine million five hundred thousand (79,500,000) Euros in the conditions set forth in Clause 3.3 above.

6.3         If the Closing does not take place in the conditions set forth in Clause 4 and 5 above at the latest on September 30, 2012 (except as provided in Clause 6.4 below), the Seller shall keep the Indemnity, which the Purchasers shall have no right whatsoever of claiming back.

6.4         Notwithstanding Clause 6.3 above, the Indemnity shall be fully repaid by the Seller to the FP Group Representative if, prior to September 30, 2012, the Seller has breached any of its obligations under this Agreement and such breach has materially contributed to the non completion of the Sale.

6.5         The Indemnity shall be paid by the Purchasers on April 10, 2012 by wire transfer of immediately available funds in favour of the Seller into the Seller’s bank account whose details (IBAN) shall be communicated to the Purchaser on April 10, 2012 at 10:00 AM at the latest. If (a) a copy of the irrevocable SWIFT wire instruction notice from the Purchaser’s bank confirming that the funds corresponding to the Indemnity have been paid by wire transfer on the Seller’s bank account is not received by the Seller by April 10th, 2012 at the latest or (b) if the corresponding funds are not received on April 18th, 2012 at the latest, this Agreement shall automatically terminate, it being understood, however, that Clauses 10 and 12 shall survive such termination.

The Purchasers shall be fully responsible for the allocation of the Indemnity among them and shall hold the Seller harmless against any consequences in consequence with such allocation.

7. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and Regis Corp. hereby represent and warrant (the “Representations and Warranties”) that:

(i)                  The Seller is duly incorporated and validly existing under the laws of Luxembourg and has the power to enter into this Agreement and to exercise its rights and perform its obligations hereunder;

(ii)               Regis Corp is duly incorporated and validly existing under the laws of the United States of America, and has the power to enter into this Agreement and to exercise its rights and perform its obligations hereunder;

(iii)            all corporate action required to authorize their execution of this Agreement and their performance of their obligations hereunder has been duly taken and obtained.

(iv)           This Agreement has been duly and validly executed and delivered by them and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms;

(v)              the execution and performance of this Agreement by the Seller and Regis Corp. does not constitute a breach by any of the Seller, Regis Corp., nor any of their Affiliates of (i) any contractual obligation of the Seller, Regis Corp., nor any of their Affiliates, (ii) any decision of a court of law or arbitration tribunal or (iii) any decision by a public authority;

(vi)           there is no pending litigation or proceeding involving the Seller, Regis Corp. nor any of their Affiliates that could prevent or hinder its performance under the Agreement;

(vii)        The Seller has full title to the Shares which are free from any Encumbrance; and

(viii)  The Seller shall retain during from the date hereof until the Closing Date, full title to the Shares, free from any Encumbrance (and shall not enter into any agreement or commitment to give or create any such Encumbrance).

8. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers represents and warrants that, as of the date hereof and as of the Closing Date:

(i)             he/she each has full capacity to enter into the Agreement, to execute his/her/its obligations under the terms of this Agreement and to benefit from the rights set out therein;

(ii)          the execution of the Agreement by him/her does not constitute a breach of (i) any contractual obligation of the Purchasers, (ii) any decision of a court of law or arbitration tribunal or (iii) any decision by a public authority;

(iii)       the execution of the Agreement by him/her shall constitute a valid and enforceable obligation on him/her in accordance with the terms hereof; and

(iv)      there is no pending litigation or proceeding involving him/her that could prevent or hinder his/her performance under the Agreement.

9. CONSEQUENCES OF THE CLOSING

9.1         Termination of the Regis Representations and Warranties Agreement

Upon occurrence of the Closing, the Parties agree that the Regis Representations and Warranties Agreement shall automatically terminate, without any indemnification on either part and none of the Parties shall have any further right or obligations thereunder.

The Parties acknowledge and agree that they will not present or file after the Closing Date any claim or action against the other Party for any item, concept or right of any nature whatsoever, directly or indirectly relating to or arising from the Regis Representations and Warranties Agreement and/or the termination of the Regis Representations and Warranties Agreement, or relating to or arising from the relationship that existed between them as a result of the Regis Representations and Warranties Agreement that will be terminated on the Closing Date and/or relating to or arising from the termination of said relationship.

9.2         Termination of the 2010 Call Option and 2010 Put Option

Upon occurrence of the Closing, the Parties agree that the 2010 Put Option and the 2010 Call Option shall automatically terminate, without any indemnification on either part and none of the Parties shall have any further right or obligations thereunder.

The Parties acknowledge and agree that they will not present or file after the Closing Date any claim or action against the other Party for any item, concept or right of any nature whatsoever, directly or indirectly relating to or arising from the 2010 Put Option and the 2010 Call Option and/or the termination of the 2010 Put Option and the 2010 Call Option, or relating to or arising from the relationship that existed between them as a result of the 2010 Put Option and the 2010 Call Option that will be terminated on the Closing Date, and/or relating to or arising from the termination of said relationship.

9.3   Termination of the 2009 Master Agreement

Upon occurrence of the Closing, the Parties agree that the 2009 Master Agreement shall automatically terminate, without any indemnification on either part and none of the Parties shall have any further right or obligations thereunder.

The Parties acknowledge and agree that they will not present or file after the Closing Date any claim or action against the other Party for any item, concept or right of any nature whatsoever, directly or indirectly relating to or arising from the 2009 Master Agreement and/or the termination of the 2009 Master Agreement, or relating to or arising from the relationship that existed between them as a result of the 2009 Master Agreement that will be terminated on the Closing Date, and/or relating to or arising from the termination of said relationship.

The FP Group shall hold Regis Merger, Regis Corp. or any of its Affiliates harmless and indemnify Regis Merger and Regis Corp. or any of its Affiliates against any and all claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable legal and other attorney’s fees and expenses) suffered or incurred in connection with any claim or action by any officer or employee of Provalliance or Provost Participations or any of their Affiliates, directly or indirectly relating to or arising from the termination of the 2009 Master Agreement.

9.4   Consequences on the Manager Option Agreements

Upon occurrence of the Closing, the Parties agree that Regis Merger, Regis Corp. or any of its Affiliates shall no longer be bound by any of the provisions set forth in the Manager Option Agreements, including but not limited to the substitution provision and Regis Merger and Regis Corp. shall have no further right or obligations thereunder.

The FP Group shall hold Regis Merger, Regis Corp. or any of its Affiliates harmless and indemnify Regis Merger and Regis Corp. or any of its Affiliates against any and all claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable legal and other attorney’s fees and expenses) suffered or incurred in connection with any claim or action by any officers or employee of Provalliance, Provost Participations or any of their Affiliates, directly or indirectly relating to or arising from the termination of any obligations of Regis Merger and Regis Corp. under the Manager Option Agreements.

9.5   License Agreement

For the avoidance of doubt, after Closing, the License Agreement shall remain in full force and effect.

10. STAND-STILL PERIOD

10.1 From the date hereof until September 30, 2012, the Purchasers shall not be entitled to exercise any of their rights under the 2010 Put Option and, in particular, the Purchasers expressly waive their rights to request the Seller to acquire the shares of the Purchasers in Provost Participations (as defined under the term “Actions” in the 2010 Put Option).

10.2 If the Closing does not occur by September 30, 2012 as a result of (i) the Condition Precedent not being satisfied nor waived by the Purchasers, (ii) the Purchasers or any third party which they may substitute in accordance with Clause 12.1 failing to pay the Purchase Price on the Closing Date for any reason whatsoever, or (iii) this Agreement being terminated in accordance with Clause 6.5, the Purchasers shall no longer be entitled to exercise their rights under the 2010 Put Option until September 30, 2014 included, and the Purchasers expressly waive their rights to request the Seller to acquire the shares of the Purchasers in Provost Participations (as defined under the term “Actions” in the 2010 Put Option) until September 30, 2014 included.

Notwithstanding anything herein to the contrary, it is agreed that the above provisons shall apply to the exclusion of any other remedies available to the Seller (except the Indemnity).

10.3 This Section 10 shall be deemed to constitute an amendment to the 2010 Put Option between the Parties.

10.4 For the avoidance of doubt, this Section 10 shall apply whether the Purchasers substitute or not any third party in accordance with Clause 12.1.

11. TAXES, CHARGES AND REGISTRATION COSTS

The taxes, charges and registration duty (droits d'enregistrement) resulting from this Agreement shall be fully borne by the Purchasers.

Each Party shall bear the expenses, fees and other costs of its own advisors and representatives.

12. MISCELLANEOUS

12.1 Right of substitution

The Purchasers shall be free to substitute for themselves any persons of their choice in order to acquire all or part of the Shares at Closing pursuant to the terms of this Agreement, subject only to the notification to the Seller of the names and addresses of such persons and the number of Shares to be acquired by each of them, it being understood that the Purchasers shall remain jointly and severally liable to the Seller with any substituted third party, for all of their obligations under the Agreement.

12.2 Notifications

The notices and communications provided for herein shall be sent to the Parties at the following addresses or to such other address as the intended recipient may later stipulate in accordance with this Clause 12.1.

•    To the FP Group Representative (on behalf of all Purchasers):

To the attention of Mr. Yvon Provost

14, rue Ancelle

92200 Neuilly-sur-Seine, France

with copy to:

Ernst & Young Société d’Avocats

To the attention of Mr. Jean-Christophe Sabourin

1, place des Saisons - TSA 14444

92037 Paris-La Defense cedex, France

•    To the Seller:

Regis Merger Sarl

To the attention of Eric Bakken

560A, rue de Neudorf

L-2220 Luxembourg

Luxembourg

with a copy to:

Regis Corporation

To the attention of Eric Bakken

7201 Metro Boulevard

Edina, Minnesota, USA

Any notice or communication must be delivered by hand against a receipt dated and signed by the recipient or sent by registered letter with acknowledgement of receipt and shall be deemed to have been received and effective on the date stamped by the recipient on the receipt if it is delivered by hand or the date of first presentation if it is sent by registered letter.

The time periods set forth in this Agreement will be computed pursuant to clauses 640 through 642 of the Code de Procêdure Civile and will expire automatically and as of right upon expiration without requiring any further summon (mise en demeure) or notification.

12.3               Severability

In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties undertake in such a case to consult with each other to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties.

12.4               Entire Agreement

This Agreement shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof.

12.5               Schedules

All Schedules to this Agreement constitute an integral part of this Agreement.

12.6               Headings

The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

12.7               French Terms

Where a French term has been inserted in quotation marks and/or italics, such term alone (and not the English term to which it relates) shall be authoritative for the interpretation of the respective provision.

12.8               Confidentiality

Each Party and each of Regis Corp., Provost Participations and Provalliance shall, for a period of two years as from the date hereof, observe, and instruct its representatives and counsel to observe the strictest confidentiality with respect to this Agreement and any document or information concerning the other Party, communicated to one Party by the other in connection with this Agreement or the transactions contemplated herein;

a.             unless it can be proven that such documents or information were:

(i)                                     previously known to the Party receiving such documents or information such Party having received them without breaching any regulation;

(i)                                     in the public domain (either prior to or after the transmission of such documents or information); or

(ii)                                  acquired at a later date by the receiving Party from another source, if such receiving Party is not aware that such source is under an obligation to keep such documents or information confidential.

b.                                      unless it is forced to disclose such documents or information by Law, legal or administrative process (including, but not limited to, those related to the obtaining of the necessary approvals by the government bodies of this Agreement and the transactions contemplated herein) or by other legal or regulatory requirements, or else induced to disclose such documents or information within the framework of an action or proceedings brought in the exercise of its rights deriving from the Agreement.

Notwithstanding anything in this Agreement to the contrary, the Purchasers shall be entitled to disclose this Agreement to any financing parties such as referred under Clause 4.1 hereof, for the purposes or fulfilling the Condition Precedent.

12.9               Assignment

Except as otherwise provided, neither the Seller nor the Purchasers may, without the prior written consent of the other Party, assign or transfer the benefit of all or any of their rights or obligations under the Agreement, or any other benefit arising under or out of the Agreement.

12.10             The FP Group Representative

The Purchasers hereby appoint Mr. Yvon Provost to act as their representative (the “FP Group Representative”) for all purposes under this Agreement and each of the Purchasers waive his/her/its rights to intervene in the particular procedures set out in this Agreement.

Mr. Yvon Provost hereby accepts this appointment. The FP Group Representative shall act as the sole representative to receive notices from the Seller or send notices on behalf of the Purchasers and to coordinate the Purchasers’ joint defense, and/or objections hereunder and any other actions hereunder. Any change in the FP Group Representative shall be notified by the departing FP Group Representative to the Seller with a ten (10) Business Day prior notice and will only be effective upon expiration of this prior notice, it being understood that the FP Group Representative can only be designated among the Purchasers.

12.11             Additional undertaking

At any time from the signing of this Agreement, each Party shall execute and deliver to the other Party any documents and information necessary and take all other actions as may be required to carry out the transactions contemplated by this Agreement.

12.12             Amendments and waivers

This Agreement may not be amended, and the waiving of any of the provisions of this Agreement is only possible in writing, which writing should be duly signed by the Party against which the amendment or waiver is to be enforced.

12.13             Governing law

This Agreement shall be governed by, and be construed in accordance with, the Laws of France without regard to principles of conflicts of laws.

12.14             Jurisdiction

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted for resolution to the Commercial Court of Paris (Tribunal de Commerce de Paris).

Executed in Paris.

On April 9, 2012.

In seven (7) original copies.

Regis Merger S.à r.l		Regis Corporation

By:	/s/ Eric Bakken	By:	/s/ Eric Bakken
Name:	Eric Bakken	Name:	Eric Bakken
Title:	Executive Vice President, Interim Corporate Chief Operating Officer	Title:	Executive Vice President, Interim Corporate Chief Operating Officer

Mr. Yvon Provost	Mr. Fabien Provost
/s/ Yvon Provost	/s/ Fabien Provost

Mrs. Olivia Provost	Provost Participations
/s/ Olivia Provost
	By:	/s/ Yvon Provost
	Name:	Mr.Yvon Provost
	Title:	Président

Provalliance

By:	/s/ Yvon Provost
Name:	Mr.Yvon Provost
Title:	Président

SCHEDULES

Schedule 1	Definitions
Schedule 5.2(iv)	Form of Request to the Escrow Agent
Schedule A	Form of Amendment to the Escrow Agreement

SCHEDULE 1

DEFINITIONS

Capitalised terms used in this Agreement shall have the meaning ascribed to them below:

“2009 Master Agreement”

means that certain master agreement in relation with the Manager Option Agreements entered into on September 30, 2008 (“Accord Cadre relatif aux promesse managers conclues le 30 septembre 2008”) dated March 27, 2009 by and among the FP Group, Regis Netherlands, whose rights and obligations thereunder have been transferred to Regis Merger by way of liquidation, and Regis Corp.;

“2010 Call Option”

means that certain call option (“Promesse unilatérale de vente”) granted on April 4, 2010 by the FP Group to Regis Netherlands, whose rights and obligations thereunder have been transferred to Regis Merger by way of liquidation;

“2010 Put Option”	has the meaning ascribed to it in Preamble;

“Business Day”	means a day (excluding Saturdays, Sundays and public holidays in France) on which banks generally are open in France for the transaction of normal banking business;

“Clause”	means a clause of this Agreement;

“Closing”	means the completion of the transfer of ownership of the Shares by the Seller to the Purchasers in accordance with the provisions of the Agreement;

“Closing Date”	has the meaning ascribed to it in Clause 5.1;

“Condition Precedent”	has the meaning ascribed to it in Clause 4.1;

“Affiliates”

means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person;

“Agreement”	means this agreement and its Schedules;

“Amendment to the Escrow Agreement”

mean the amendment agreement to the escrow agreement entered into on January 31, 2008 as amended, to be entered into on the Closing Date by and among Regis Merger, the FP Group, Provalliance, Provost Participation and the Escrow Agent, substantially in the form set forth in Schedule A;

“Business Day”	means a day, not being a Saturday, on which banks are open for general banking business in the United States of America and in France;

“Encumbrance”

means a mortgage, charge, pledge, lien, option, restriction, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of right, obligation or preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

“Escrow Agent”	means Rothschild & Cie Banque;

“FP Group Representative”	has the meaning ascribed to it in Clause 12.10;

“Indemnity”	has the meaning ascribed to it in Clause 6.1;

“Law(s)”	means any laws, rules or regulations of any governmental, administrative, judicial or regulatory authority;

“License Agreement”	mean the license agreement entered into on January 31, 2008 between Regis Corp and Provalliance Salons Luxembourg;

“Manager Option Agreements”

means that certain option agreements (“Promesse Unilatérale de Vente BSA”, “Promesse Unilatérale d’Achat BSA”, “Promesse Unilatérale de Vente (AGA X)”, “Promesse Unilatérale d’Achat (AGA X)”, “Promesse Unilatérale de’Vente (AGA Y)”, “Promesse Unilatérale d‘Achat (AGA Y)”) entered into by and between Provost Participations, Provalliance and certain of their officers or employees or certain of the officers or employees of any of their Affiliates;

“Person”	means an individual, a partnership, a corporation, an association, a joint stock company, a joint venture, a limited liability company, an unincorporated organization, any other form of entity;

“Preamble”	means the preamble of this Agreement;

“Provalliance Shares”	has the meaning ascribed to it in Preamble;

“Provost Participations Shares”	has the meaning ascribed to it in Preamble;

“Purchase Price”	has the meaning ascribed to it in Clause 3.1.

“Regis Merger”	has the meaning ascribed to it in Preamble;

“Regis Representations and Warranties Agreement”

means that certain agreement entered into on January 31, 2008 by and among Regis Netherlands, whose rights and obligations thereunder have been transferred to Regis Merger by way of liquidation. Provalliance and Provost Participations;

“Sale”	has the meaning ascribed to it in Clause 2.1.

“Schedule”	means a schedule to the Agreement;

“Shareholders’ Agreement”	means that certain shareholders’ agreement entered into between the shareholders of Provalliance on January 31, 2008;

“Shares”	means the Provost Participations Shares and the Provalliance Shares.